UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2012

FORTEGRA FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Commission File No. 001-35009

Delaware	58-1461399
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10151 Deerwood Park Boulevard, Building 100, Suite 330 Jacksonville, FL	32256
(Address of principal executive offices)	(Zip Code)

(866)-961-9529
Registrant's telephone number, including area code

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On March 23, 2012, the Board of Directors (the “Board”) of Fortegra Financial Corporation (the “Company”) appointed Dr. Arun Maheshwari to serve as director, filling the vacancy on the Board that was created by a director resignation on November 23, 2011, and to serve as a member of each of the Compensation Committee and the Governance Committee of the Board. Dr. Maheshwari will stand for election at the Company's annual meeting of shareholders scheduled to be held on May 9, 2012.

The Board has determined, in its business judgment, that Dr. Maheshwari qualifies as independent under the independence standards set forth in the NYSE Corporate Governance Listing Standards and the Company's Corporate Governance Guidelines and Principles. There are and have been no transactions, either since the beginning of the Company's last fiscal year or that are currently proposed, regarding Dr. Maheshwari that are required to be disclosed pursuant to Item 404(a) of Regulation S-K, and no arrangement or understanding exists between Dr. Maheshwari and any other person or persons pursuant to which Dr. Maheshwari was selected as a director. Dr. Maheshwari's compensation for his services as a director will be consistent with that of the Company's other non-employee directors, as described in the Company's definitive proxy statement filed with the Securities and Exchange Commission on March 28, 2012.

Dr. Maheshwari is a private investor and former Chief Executive Officer of Fiserv Global Services and CSC India.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortegra Financial Corporation

Date: March 29, 2012	By:	/s/ Christopher D. Romaine
	Name:	Christopher D. Romaine
	Title:	Senior Vice President, General Counsel and Secretary